UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2008

TYCO INTERNATIONAL LTD.

(Exact Name of Registrant as Specified in its Charter)

Bermuda	98-0390500
(Jurisdiction of Incorporation)	(IRS Employer Identification Number)

001-13836

(Commission File Number)

Second Floor, 90 Pitts Bay Road

Pembroke, HM 08, Bermuda

(Address of Principal Executive Offices, including Zip Code)

441-292-8674

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On June 24, 2008, Tyco International Ltd. (the “Company”) and Tyco International Finance S.A. (the “Borrower”), entered into a $500 million senior unsecured revolving credit agreement (the “Credit Agreement”) with Citibank, N.A., as administrative agent, and the various lenders that are parties thereto.  The Credit Agreement has a three-year term and amounts may be borrowed in U.S. dollars for working capital, capital expenditures and other lawful corporate purposes.  The Borrower’s obligations under the Credit Agreement are unconditionally and irrevocably guaranteed by the Company.  Together with the existing $1.25 billion five-year senior revolving credit agreement, dated as of April 25, 2007 (as previously amended, the “Existing Credit Agreement”) among the Company, Citibank N.A., as the administrative agent, and the lenders thereto, this increases the total commitments made to the Company to $1.75 billion.

 Borrowings under the Credit Agreement will bear interest at a rate per annum equal to, at the option of the Borrower, (1) LIBOR plus an applicable margin based upon the then applicable facility utilization and corporate credit ratings of the Borrower, or (2) an alternate base rate equal to the highest of (i) Citibank, N.A.’s base rate and (ii) the federal funds effective rate plus 1/2 of 1%.

The Credit Agreement also requires payment to the lenders of a commitment fee on average daily unused commitments under the credit facility at rates based upon the applicable corporate credit ratings of the Borrower. Voluntary prepayments of the loans and voluntary reductions of the unutilized portion of the commitments under the credit facility are permissible without penalty, subject to certain conditions pertaining to minimum notice and minimum reduction amounts.

The Credit Agreement contains affirmative and negative covenants that we believe are usual and customary for senior unsecured credit agreements, including a financial covenant requiring the maintenance of a 3.5 to 1.0 leverage ratio, which is the ratio of the Company’s consolidated total debt to its consolidated EBITDA, each as defined in the Credit Agreement.

The negative covenants are substantially the same as those in the Existing Credit Agreement, and include, among other things, limitations (each of which is subject to customary exceptions for financings of this type) on our ability to: grant liens;  enter into transactions resulting in fundamental changes (such as mergers or sales of all or substantially all of the assets of the Company or the Borrower); restrict subsidiary dividends or other subsidiary distributions; enter into transactions with the Company’s affiliates; permit subsidiaries to provide guarantees to other material debt; and incur certain additional subsidiary debt.

 The Credit Agreement also contains customary events of default (subject to grace periods, as appropriate) including among others: nonpayment of principal, interest or fees; breach of the financial, affirmative or negative covenants; breach of the representations or warranties in any material respect;  payment default on, or acceleration of, other material indebtedness; bankruptcy or insolvency; material judgments entered against the Company or any of its subsidiaries; certain ERISA violations; invalidity or unenforceability of the Credit Agreement or other documents associated with the Credit Agreement; and a change of control of the Company or the Borrower.

In connection with execution of the Credit Agreement, on June 25, 2008, the Company executed a second amendment to the Existing Credit Agreement, among the Company, Citibank N.A., as the administrative agent, and the lenders thereunder (the “Amendment”).  The Amendment primarily conforms the terms of the Existing Credit Agreement to those of the Credit Agreement.

A copy of the Credit Agreement and a copy of the Amendment are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference. The descriptions of the Credit Agreement and the Amendment are summaries only and are qualified in their entirety by the terms of the Credit Agreement and the Existing Credit Agreement as amended by the Amendment.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided in item 1.01 above is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
10.1	Three-Year Senior Unsecured Credit Agreement, dated June 24, 2008
10.2	Amendment No. 2, dated June 24, 2008, to Five-Year Senior Credit Agreement, dated April 25, 2007

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TYCO INTERNATIONAL LTD.
(Registrant)

	By:	/s/ John S. Jenkins
John S. Jenkins
Vice President and Corporate Secretary

Date: June 26, 2008